EXHIBIT 10.2

July 20, 2007

Mr. Thomas Melina

Re: Terms of Employment

Dear Tom:

I am pleased to confirm that MRO Integrated Solutions, LLC (the “Company”), a wholly owned subsidiary of Conihasset Capital Partners, Inc. (“Conihasset”), offers employment to you as the President of the Company based on the following terms.

Term of Employment. The initial term of this agreement will begin on your date of employment by the Company, July 1, 2007, and will end on June 30, 2008. You and the Company may mutually agree to renew this agreement for up to two (2) additional terms. The first optional renewal term will begin on July 1, 2008 and will end on June 30, 2009. The second optional renewal period will begin on July 1, 2009, and will end on June 30, 2010. You agree to provide the Company with 30-days advance written notice prior to the end of the initial term or the first renewal term, whichever is applicable, if you determine not to renew this agreement at the end of that term. Similarly, the Company will provide you with 30-days advance written notice prior to the end of the initial term or the first renewal term, whichever is applicable, if the Company determines not to renew this agreement at the end of that term.

Position. You will join the Company as its President, with all duties, responsibilities, and authority consistent with that position as specified in the job description, which is attached as Exhibit A to, and incorporated by reference in, this agreement. You will report directly to the Chief Executive Officer of the Company.

Base Salary. The annual rate of your base salary for each term of employment will be:

1.  $185,000 for the initial term of this agreement;

2.  $198,875 for the first renewal term, beginning July 1, 2008 and ending June 30, 2009; and

EXHIBIT 10.2

3.  $213,700 for the second renewal term, beginning July 1, 2009 and ending June 30, 2010.

A pro-rata portion of the annual base salary for each term will be payable on the Company’s regular payroll schedule for executive officers.

Annual Bonus. For each one-year term of employment, you will be eligible for an annual bonus of up to 75% of your base salary, which may be pro-rated for less than one year of service if the Compensation Committee of the Company’s Board of Directors (the “Committee”) determines that a bonus is payable before your initial term of employment has elapsed. The Committee will determine the time at which a bonus is payable; however, a bonus based on your service during the Company’s fiscal year, will be paid February 15th of the next year, and a bonus based on your service during the entire period July 1 to June 30 will be paid on the next following August 15th. The Company may pay your bonus in cash or in Company stock, at the sole discretion of the Committee. No bonus will be payable if the Company does not return a net profit for the relevant period.

The Committee will determine your annual bonus eligibility based on its assessment of the following five criteria, with 20% of the bonus opportunity determined based on each factor:

1. Profitability. For the initial term of this agreement, the Committee will consider the Company’s general profitability for the fiscal year ending December 31, 2007. During subsequent terms, the Committee will consider: (a) any increase in profitability since the last evaluation date during the fiscal year ending in the relevant term, and (b) the amount of such increases.

2. Revenue Growth. The Company must realize revenue growth of 15% per annum, at a minimum, during its fiscal year ending in the relevant term. In determining whether this target has been met, the Committee will consider both organic and inorganic revenue growth. There will be no negative impact if growth declines solely as a direct result of the divestiture or sale of major asset(s).

3. Financial Health. The Company’s financial health will be evaluated based on certain working capital tests. At the close of the fiscal year ending during the relevant term, the Company must meet the following minimum working capital ratio standards on an annual basis:

(a) Current Ratio: 1.5 or greater
(b) Quick Ratio: 1.0 or greater
(c) Inventory Turnover: 4 times or greater

4. Debt Management. The Company must maintain a Fixed Charge Coverage Ratio of 1.75 or greater during the fiscal year ending in the relevant term. The fixed charge coverage ratio shall be computed as follows:

(Capital Expenditures + Principle payments due + Interest payments due ) ≥ 1.75
EBITDA

EXHIBIT 10.2

5. Regulatory Compliance. For each fiscal year ending in the relevant term, the President must ensure that all data provided to Conihasset for Conihasset’s reporting to the Securities and Exchange Commission or under rules promulgated by the Securities and Exchange Commission is complete, accurate and provided in a timely manner to meet deadlines prescribed by the relevant rules and such timeframes as may be established by the Company’s Chief Executive Officer or officers of Conihasset.

Equity Based Compensation. As a key employee of the Company, you will be eligible to participate in the Conihasset Capital Partners, Inc. Stock Option Plan (the “Plan”).

Options that are scheduled to vest after the date of grant will vest only if you remain employed by the Company on the vesting date. Please note that your option award will be made pursuant to the terms of the Plan and the award agreement. In the event of any discrepancy between the terms and conditions of your award as provided in this letter and the terms and conditions as provided in the Plan and the award agreement, the provisions of the Plan and the award agreement will govern.

Employee Benefits. You will be eligible for the medical and dental coverage provided generally to the Company’s executive officers in accordance with the terms and conditions of such plans and benefits, and upon your affirmative election to participate in such coverage. You will also be eligible to participate in the benefits package provided to other senior executives of the Company and Conihasset.

Paid Time Off. Upon your employment, you will be eligible for up to four (4) weeks (20 days) of paid time off for each term of employment.

Severance Benefits. Upon involuntary termination of your employment by the Company for any reason other than Cause during the term of employment, including any decision by the Company not to renew the terms of this agreement as referenced above for any reason other than Cause, you will be entitled to continue to receive your base salary, as well as your medical and dental benefits (if you elected this coverage prior to your termination) for twelve (12) months following the date of your termination of employment. This benefit will not be payable in the event that you decide not to renew this agreement or you otherwise voluntarily terminate your employment in any manner. For this purpose, “Cause” shall be defined as conduct (including a breach of fiduciary duty to the Company or its affiliates or any violation of the policies of the Company or Conihasset relating to compliance with applicable law) which is demonstrably and materially injurious to the Company or its affiliates or with respect to which the Company demonstrates a high likelihood of material injury to the Company or its affiliates, monetarily or otherwise, unless the conduct in question was undertaken in good faith and with a rational business purpose and based upon the honest belief that such conduct was in the best interest of the Company or its affiliates, as the case may be. In particular, “Cause” shall include, but not be limited to, your:

(a) Conviction of a felony or conviction of a misdemeanor involving moral turpitude (from which no further appeals have been or can be taken) as determined in good faith by the Company;

EXHIBIT 10.2

(b) Material breach of the Company’s policies or code of conduct, as determined in good faith by the Company;

(c) Gross abdication of your duties as an employee and officer of the Company (other than due to your illness or personal family problems), which conduct remains uncured for a period of at least thirty (30) days following written notice of the conduct by the Company to you, in each case as determined in good faith by the Company; or

(d)  Misappropriation of Company assets, personal dishonesty or business conduct which causes material or potentially material financial or reputational harm to the Company, in each case as determined in good faith by the Company.

* * *

Please note that the terms of employment contained in this letter supersede all prior discussions, documents, and agreements concerning your employment with the Company, and constitute the entire terms of employment offered to you by the Company. This letter agreement may be amended only by a written agreement between you and the Company.

On behalf of Conihasset and the Company we welcome you to the Company, and we look forward to working with you to ensure the Company’s continued success.

Sincerely,

/s/ Richard D. Bailey
By: Richard D. Bailey Chief Executive Officer Conihasset Capital Partners, Inc.

I accept the offer of employment with MRO Integrated Solutions, LLC on the terms and conditions specified in this letter agreement and the attached job description.

July 21, 2007	/s/ Thomas Melina
Date	Thomas Melina